Santiago, November 5th, 2015

Via SEC Correspondence System

Tia L. Jenkins

Senior Assistant Chief Accountant

Office of Beverages, Apparel and Mining

United States Securities and Exchange Commission

Washington, D.C. 20549

Re: Andina Bottling Company, Inc.

Form 20-F for Fiscal Year Ended December 31, 2014

File No. 001-13142

Dear Ms. Jenkins,

Regarding your letter dated October 23, 2015, please be advised that Embotelladora Andina will respond to all of your comments, no later than November 19, 2015.

Best regards,

/s/ Andrés Wainer P.
Chief Financial Officer
Embotelladora Andina S.A.